Exhibit 4.1.1

CERTIFICATE OF DESIGNATION

of

SERIES A PREFERRED STOCK

of

FUELCELL ENERGY, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

__________________________________

FuelCell Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation" or "FCE"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation and ratified by the full Board of Directors of the Corporation on August 1, 2003, as required by Section 151 of the Delaware General Corporation Law;

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"), the Board of Directors hereby creates from its authorized class of preferred stock a series designated as Series A Preferred Stock (hereinafter referred to as the "FCE Special Voting Share" or the "Voting Share"), par value $.01 per share, of the Corporation;

RESOLVED, that the Board of Directors does hereby establish the Series A Preferred Stock as follows:

Section 1.      Designation and Amount.  One (1) share of Preferred Stock of the Corporation shall be designated as Series A Preferred Stock. The Corporation will not issue any additional shares of the same series of such Series A Preferred Stock without the consent of the holders at the relevant time of Exchangeable Shares (as defined in Section 4(A) below).

Section 2.      Dividends and Distributions.

(A)    Except as required by applicable law, the holder(s) of the FCE Special Voting Share ("Holder") shall not be entitled to receive any dividends or distributions of the Corporation, whether payable in cash, property or in shares of capital stock.

Section 3.      Liquidation.   In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the Series A Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

Section 4.      Voting Rights.  The FCE Special Voting Share shall have the following voting rights:

(A)   With respect to all meetings of stockholders of FCE at which holders of the Corporation's common stock are entitled to vote (each, an "FCE Meeting") and with respect to all written consents sought by FCE from its stockholders including the holders of FCE common stock (each, an "FCE Consent"), the FCE Special Voting Share shall vote together with the common stock of the Corporation as a single class and each such vote of the FCE Special Voting Share shall have identical voting rights to those of the Corporation's common stock.  The holder of the Special Voting Share shall have a number of votes equal to the number of Exchangeable Non-Voting Shares of FCE Canada Inc. ("Exchangeable Shares"), a corporation existing under the laws of Alberta, Canada, outstanding on the record date for determining stockholders entitled to vote at the applicable FCE Meeting or the applicable FCE Consent,  other than those held by FCE or its majority owned subsidiaries ("Affiliates").

(B)  Except as set forth herein, or as otherwise provided by law, the registered holders from time to time of Exchangeable Shares ("Beneficiaries") shall have no special voting rights and their consent shall not be required for taking any corporate action.

Section 5.      Termination of Voting Rights.  At such time as the FCE Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding that are not owned by the Corporation or its Affiliates, and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under the common control of the Corporation), the FCE Special Voting Share shall be deemed to be surrendered by the Holder to FCE.

Section 6.      No Redemption.  The FCE Special Voting Share shall not be redeemable.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and Chief Executive Officer and its corporate seal attested by its [VP-CFO] this 31st day of October, 2003.

FUELCELL ENERGY, INC. By: /s/ Jerry D. Leitman Name: Jerry D. Leitman Title: President and Chief Executive Officer
Attest: By: /s/Joseph G. Mahler Name: Joseph G. Mahler Title: VP-CFO

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